--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No.      )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 US LEC CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

  ------------------------------------------------------------------------------

2) Aggregate number of securities to which transaction applies:

  ------------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  ------------------------------------------------------------------------------

4) Proposed maximum aggregate value of transaction:

  ------------------------------------------------------------------------------

5) Total fee paid:

  ------------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

  ------------------------------------------------------------------------------

2) Form, Schedule or Registration Statement No.:

  ------------------------------------------------------------------------------

3) Filing Party:

  ------------------------------------------------------------------------------

4) Date Filed:

  ------------------------------------------------------------------------------

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

                                 US LEC Corp.
                                Morrocroft III
                            6801 Morrison Boulevard
                        Charlotte, North Carolina 28211

                                                                 April 10, 2002

To Our Stockholders:

   You are cordially invited to attend the Annual Meeting of Stockholders of US LEC Corp. (the "Company" or "US LEC") to be held at 10:00 a.m. on Tuesday, May 7, 2002 at US LEC's Corporate Headquarters, Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina.

   The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter. It is important that your shares be represented at the meeting, whether or not you plan to attend. Accordingly, please take a moment now to sign, date and mail the enclosed proxy in the envelope provided.

   Following completion of the formal portion of the Annual Meeting, management will comment on the Company's affairs. A question and answer period will follow. We look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ Francis Jules
                                          Francis J. Jules
                                          Chief Executive Officer

                                 US LEC CORP.
                                Morrocroft III
                            6801 Morrison Boulevard
                        Charlotte, North Carolina 28211

                               -----------------

                   Notice of Annual Meeting of Stockholders
                            to be Held May 7, 2002

                               -----------------

TO THE STOCKHOLDERS OF US LEC CORP.:

   The Annual Meeting of Stockholders of US LEC Corp. will be held at US LEC's Corporate Headquarters, Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina on Tuesday, May 7, 2002 at 10:00 a.m., for the following purposes:

    1. To elect seven directors for a one-year term and, in each case, to serve until their successors are elected and qualified, two of whom will be elected solely by the holders of the Series A Redeemable Convertible Preferred Stock (the "Series A Preferred Stock") and five of whom will be elected by the holders of the Class A Common Stock and the holders of the Series A Preferred Stock voting together as a class with the holders of the Series A Preferred Stock voting on an "as converted" basis; and

    2. To transact such other business as may properly come before the meeting or any reconvened session thereof.

   The Board of Directors has fixed the close of business on March 21, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any reconvened session thereof.

   Your vote is important. Even if you hold only a few shares, and whether or not you expect to be present, you are requested to date, sign and mail the enclosed proxy in the postage-paid envelope that has been provided. The proxy may be revoked by you at any time, and the giving of your proxy will not affect your right to vote in person if you attend the meeting.

   This notice is given pursuant to direction of the Board of Directors.

                                          /s/ AARON D. COWELL, JR.

                                          Aaron D. Cowell, Jr.
                                          President, Chief Operating Officer
                                            and General Counsel

April 10, 2002

                                 US LEC CORP.
                                Morrocroft III
                            6801 Morrison Boulevard
                        Charlotte, North Carolina 28211

                               -----------------

                                PROXY STATEMENT

                               -----------------

   The accompanying proxy is solicited by the Board of Directors of US LEC Corp. (the "Company" or "US LEC") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Tuesday, May 7, 2002, at US LEC's Corporate Headquarters, Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina, and at any reconvened session thereof (the "Annual Meeting"). When such proxy is properly executed and returned, the shares it represents will be voted at the meeting. If a choice has been specified by the stockholder as to any matter referred to on the proxy, the shares will be voted accordingly. If no choice is indicated on the proxy, the shares will be voted in favor of election of the director nominees named herein. A stockholder giving a proxy has the power to revoke it at any time before it is voted. Presence at the meeting by a stockholder who has signed and returned a proxy does not alone revoke that proxy; the proxy may be revoked by a later dated proxy or by notice to the Secretary at the meeting. At the meeting, votes will be counted by written ballot. The approximate date on which these proxy materials were first sent or given to stockholders is April 10, 2002.

   At the Annual Meeting, stockholders will be asked:

    1. To elect seven directors for a one-year term and, in each case, to serve until their successors are elected and qualified, two of whom will be elected solely by the holders of the Series A Redeemable Convertible Preferred Stock (the "Series A Preferred Stock") and five of whom will be elected by the holders of the Class A Common Stock and the holders of the Series A Preferred Stock voting together as a class with the holders of the Series A Preferred Stock voting on an "as converted" basis; and

    2. To transact such other business as may properly come before the meeting or any reconvened session thereof.

   The representation in person or by proxy of a majority of the votes entitled to be cast will be necessary to provide a quorum at the Annual Meeting. Provided a quorum is present, five directors will be elected by a plurality of the holders of Class A Common Stock and Series A Preferred Stock, voting together as a class, with the holders of Series A Preferred Stock voting on an "as converted" basis. See "Outstanding Voting Securities." With respect to the election of directors, votes may be cast in favor of nominees or withheld. Withheld votes will not be treated as votes cast and, therefore, will have no effect on the result of the vote. Abstentions will not be counted as votes cast and, therefore, will have no effect on the result of the vote. Two directors will be elected by a plurality of the votes of shares of the Series A Preferred Stock (the "Preferred Stock Directors").

   The cost of preparing, printing and mailing this proxy statement to stockholders will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone without compensation by the Company other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies.

Outstanding Voting Securities

   The Board of Directors has set the close of business on March 21, 2002 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, the Company had 26,388,672 shares of Class A Common Stock outstanding and 221,969 shares of Series A

Preferred Stock outstanding. Each share of Class A Common Stock is entitled to one vote per share and each share of the Series A Preferred Stock is entitled to one vote per share of Class A Common Stock into which it could have been converted on the Record Date. Accordingly, the holders of the Series A Preferred Stock are entitled to vote their shares as if they had been converted on the Record Date into 6,749,752 shares of Class A Common Stock.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth certain information with respect to beneficial ownership of the Company's voting securities as of the Record Date by: (i) each person or group known to the Company to beneficially own more than five percent of any class of voting securities; (ii) each director; (iii) each executive officer named on the Summary Compensation Table appearing elsewhere in this proxy statement; and (iv) all executive officers and directors as a group.

                                                               Amount and
                                                               Nature of
                                                               Beneficial      % of Class % of Voting
Name                                            Title of Class Ownership          (1)      Power (2)
----                                            -------------- ----------      ---------- -----------
Richard T. Aab.................................      Common    10,515,270 (3)     39.8       31.7
Tansukh V. Ganatra.............................      Common     3,562,500 (4)     13.5       10.8
David M. Flaum.................................      Common       235,000 (5)        *          *
Steven L. Schoonover...........................      Common       169,300 (6)        *          *
Francis J. Jules...............................      Common       105,000 (7)        *          *
Aaron D. Cowell................................      Common       297,024 (8)      1.1          *
Michael K. Robinson............................      Common       167,192 (9)        *          *
Michael A. Krupka..............................   Preferred       110,984 (10)    50.0       10.2
Anthony J. DiNovi..............................   Preferred       105,158 (11)    48.7        9.6
Bain Capital CLEC Investors, L.L.C.............   Preferred       110,984 (12)    50.0       10.2
Thomas H. Lee Entities.........................   Preferred       110,984 (13)    50.0       10.2
All executive officers and directors as a group      Common    15,051,286         57.0       45.4
                                                  Preferred       216,142        100.0       20.4

--------
(1) An "*" indicates less than one percent. Except as otherwise indicated, each person named in this table has sole voting and dispositive power with respect to the voting securities beneficially owned by such person.

(2) The total voting power of each beneficial owner has been calculated assuming (1) full exercise of options exercisable by such holder within 60 days after the Record Date and (2) the effect of holders of Series A Preferred Stock voting on an "as converted" basis. See "Outstanding Voting Securities."

(3) Includes 4,515,270 shares held by Melrich Associates, L. P. ("Melrich"). Mr. Aab and his wife, Joyce M. Aab, are the sole general partners of Melrich and share voting and dispositive power with respect to these shares. Mr. Aab's address is 6801 Morrison Boulevard, Charlotte, NC 28211.

(4) All shares held by Super STAR Associates Limited Partnership. Mr. Ganatra, the majority general partner, has voting and dispositive power with respect to these shares. Mr. Ganatra's address is 6801 Morrison Boulevard, Charlotte, NC 28211.

(5) Includes 45,000 shares subject to presently exercisable stock options.

(6) Includes 145,000 shares subject to presently exercisable stock options and 24,300 shares held by Schoonover Investments Limited Partnership, a limited partnership controlled by Mr. Schoonover.

(7) Includes 100,000 shares subject to presently exercisable stock options.

(8) Includes 282,500 shares subject to presently exercisable stock options.

(9) Includes 162,500 shares subject to presently exercisable stock options.

(10) The 110,984 shares of Series A Preferred Stock with a stated value of $1,000 are presently convertible at a conversion price of approximately $32.89 into 3,374,876 shares of Class A Common Stock. Michael A. Krupka is a member of Bain Capital Investors, L.L.C. ("Bain Investors"). Bain Investors is the sole general partner of Bain Capital Partners VI, L.P. ("Bain Partners VI"), which is the sole general partner of Bain Capital Fund VI, L.P. ("Bain Fund VI"), which is the Administrative Member of Bain Capital CLEC Investors, L.L.C. ("CLEC L.L.C."). By virtue of this relationship, Mr. Krupka may be deemed to share voting and dispositive power with respect to the 110,984 shares of Series A Preferred Stock held by CLEC L.L.C. Mr. Krupka disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(11) The 105,158 shares of Series A Preferred Stock with a stated value of $1,000 are presently convertible at a conversion price of approximately $32.89 into 3,197,695 shares of Class A Common Stock. The 105,158 shares of Series A Preferred Stock includes (a) 272 shares held by Mr. DiNovi for his own account, (b) 92,709 shares held by Thomas H. Lee Equity Fund IV, L.P. ("THL Equity Fund"), (c) 3,173 shares held by Thomas H. Lee Foreign Fund IV, L.P. ("THL Foreign Fund"), and (d) 9,004 shares held by Thomas H. Lee Foreign Fund IV-B ("THL Foreign Fund B"). THL Equity Advisors IV, LLC. ("THL Advisors") is the general partner of THL Equity Fund, THL Foreign Fund and THL Foreign Fund B. Mr. DiNovi is a managing director of THL Advisors. Mr. DiNovi disclaims beneficial ownership of all reported shares except to the extent of his pecuniary interest therein.

(12) The 110,984 shares of Series A Preferred Stock with a stated value of $1,000 are presently convertible at a conversion price of approximately $32.89 into 3,374,876 shares of Class A Common Stock. By virtue of its role as Administrative Member of CLEC L.L.C., Bain Fund VI, whose sole general partner is Bain Partners VI, whose sole general partner is Bain Investors, may be deemed to beneficially own all 110,984 shares of Series A Preferred Stock held by CLEC L.L.C. Bain Fund VI disclaims beneficial ownership of all but the 47,333 shares of Series A Preferred Stock in which it holds a pecuniary interest. Based on their pro-rata share of membership interests in CLEC L.L.C., other members of CLEC L.L.C affiliated with Bain Fund VI may be deemed to beneficially own shares of Series A Preferred Stock held by CLEC L.L.C. as follows: (a) 52,520 shares held by Bain Capital VI Coinvestment Fund, L.P., whose sole general partner is Bain Partners VI, whose sole general partner is Bain Investors,
     (b) 2,881 shares held by BCIP Associates II, a Delaware general partnership of which Bain Investors is the managing partner, (c) 348 shares held by BCIP Trust Associates II, a Delaware general partnership of which Bain Investors is the managing partner, (d) 468 shares held by BCIP Associates II-B, a Delaware general partnership of which Bain Investors is the managing partner, (e) 173 shares held by BCIP Trust Associates II-B, a Delaware general partnership of which Bain Investors is the managing partner, (f) 475 shares held by BCIP Associates II-C, a Delaware general partnership of which Bain Investors is the managing partner, and (g) 158 shares held by PEP Investments Pty Ltd., for which Bain Investors is attorney-in-fact.

(13) The 110,984 shares of Series A Preferred Stock with a stated value of $1,000 are presently convertible at a conversion price of approximately $32.89 into 3,374,876 shares of Class A Common Stock. The 110,984 shares of Series A Preferred Stock includes (a) 92,709 shares held by THL Equity Fund, whose sole general partner is THL Advisors, (b) 3,173 shares held by THL Foreign Fund, whose sole general partner is THL Advisors, (c) 9,004 shares held by THL Foreign Fund B, whose sole general partner is THL Advisors, (d) 603 shares held by Thomas H. Lee Charitable Investment Limited Partnership, (e) an aggregate of 3,970 shares held by certain parties affiliated with Thomas H. Lee Partners, L.P., and (f) 1,525 shares held by Putnam Investment Holdings, LLC (collectively, the "Thomas H. Lee Entities"). Each of the Thomas H. Lee Entities disclaims beneficial ownership of those shares held by the other Thomas H. Lee Entities.

                             ELECTION OF DIRECTORS

   The Board of Directors currently consists of seven directors. The holders of Class A Common Stock and the holders of Series A Preferred Stock, voting together as a class with the Series A Preferred Stock voting on an "as converted" basis, elect five Class A Directors annually and holders of Series A Preferred Stock elect two Preferred Stock Directors annually. Directors generally serve until the next annual meeting of stockholders.

Class A Directors

   Five Class A Directors will be elected at the Annual Meeting. The nominees are described below:

                       Director
Name               Age  Since                         Business Experience
----               --- -------- ----------------------------------------------------------------
Richard T. Aab     53    1996   Mr. Aab co-founded US LEC in June 1996 and has served as
                                Chairman of the Board of Directors since that time. He also served as Chief Executive Officer from June 1996 until July
                                1999. Between 1982 and 1997, Mr. Aab held various
                                positions with ACC Corp., an international
                                telecommunications company in Rochester, NY, including
                                Chairman and Chief Executive Officer, and served as a
                                director.
Tansukh V. Ganatra 58    1996   Mr. Ganatra co-founded US LEC in June 1996 and has served
                                as a director since that time. He served as Chief Executive
                                Officer and Vice Chairman of the Board of Directors from
                                July 1999 until his retirement in December 2001. He also
                                served as President and Chief Operating Officer from June
                                1996 until July 1999. From 1987 to 1997, Mr. Ganatra held
                                various positions with ACC Corp., including serving as its
                                President and Chief Operating Officer. Prior to joining ACC
                                Corp., Mr. Ganatra held various positions during a 19-year career with Rochester Telephone Corp., culminating with the position of Director of Network Engineering. Mr. Ganatra
                                currently serves as a consultant to US LEC Corp.
Francis J. Jules   45    2002   Mr. Jules joined US LEC in December 2001 with more than
                                20 years of data, communications and Internet industry
                                experience. He served as President, Chief Operating Officer and Chief Executive Officer of Winstar Communications, Inc.
                                ("Winstar") from August 2000 to November 2001. In
                                December 2001 he was named Chief Executive Officer of US
                                LEC. Mr. Jules served as president of SBC/Ameritech
                                Business Communications Services ("SBC/Ameritech") from
                                October 1997 to August 2000. Prior to joining SBC/
                                Ameritech, he held senior management positions with
                                Northern Telecom (now Nortel), IBM and New York
                                Telephone.
David M. Flaum     49    1998   Mr. Flaum has served as President of Flaum Management
                                Company, Inc. ("Flaum Management"), a real estate
                                development firm based in Rochester, New York, since 1985, and President of The Hague Corporation, a commercial real
                                estate management firm, since 1993. Flaum Management is
                                active in the development of retail centers and office buildings in the eastern United States.

                         Director
Name                 Age  Since                       Business Experience
----                 --- -------- ------------------------------------------------------------
Steven L. Schoonover 56    1998   Mr. Schoonover is President and Chief Executive Officer
                                  of CellXion, L.L.C., which specializes in site development, shelter and tower construction and radio equipment
                                  integration for the wireless telecommunications industry.
                                  From 1990 until its sale in November 1997 to Telephone
                                  Data Systems, Inc., Mr. Schoonover served as President of
                                  Blue Ridge Cellular, Inc., a full-service cellular telephone company. From 1983 to 1996, he served in various
                                  positions, including President and Chief Executive Officer, with Fibrebond Corporation, a firm involved in
                                  construction, installation and management of cellular
                                  telephone and personal communications systems.

Preferred Stock Directors

   On April 11, 2000, affiliates of Bain Capital, Inc. ("Bain") and Thomas H. Lee Partners, L.P. ("THL") each purchased $100 million of the Series A Preferred Stock. The holders of the Series A Preferred Stock are entitled to elect two directors of the Company. The Preferred Stock Director nominees are described below:

                      Director
Name              Age  Since                      Business Experience
----              --- -------- ---------------------------------------------------------
Anthony J. DiNovi 39    2000   Mr. DiNovi is a Managing Director of THL where he has
                               been employed since 1988. Mr. DiNovi currently serves
                               as a director of Eye Care Centers of America, Inc.,
                               Fairpoint Communications, Inc., Fisher Scientific, Inc.,
                               Vertis, Inc., and several privately held companies.
Michael A. Krupka 37    2000   Mr. Krupka joined Bain in 1991 and has been a Managing
                               Director since 1997. Prior to joining Bain, he spent
                               several years as a management consultant at Bain &
                               Company where he focused on technology and
                               technology-related companies. In addition, Mr. Krupka
                               has served in several senior operating roles at Bain
                               portfolio companies. He currently serves as a director of
                               Integrated Circuit Systems, Inc. and a number of private
                               companies.

Compensation of Directors

   The Company pays non-employee Class A Directors an annual retainer of $5,000 and a fee of $1,000 for each meeting of the Board of Directors and $500 for each meeting of any committee they attend. In addition, each non-employee Class A Director received an option to purchase 5,000 shares of Class A Common Stock upon his initial election to the Board of Directors. Each non-employee Class A Director also received an option to purchase 10,000 shares in 2001. In addition, Mr. Schoonover and Mr. Flaum were each granted an option in early 2002 to purchase 25,000 shares of Class A Common Stock to compensate them for service rendered in their capacity as audit committee members during 2001. Mr. Schoonover also received an option to purchase 100,000 shares of Class A Common Stock in early 2002 to compensate him for the extraordinary time and effort he expended in his capacity as chairman of the Audit Committee in assisting the Company with negotiations regarding the Company's recapitalization during 2001. See "Certain Relationships and Related Transactions." All options granted to directors for 2001 have an exercise price equal to the value of the underlying shares on the date of grant. The Company also reimburses each non-employee Class A Director for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any committees thereof.

Meetings and Committees of the Board of Directors

   The Board of Directors held nine meetings during 2001. The Board of Directors currently has an Audit Committee and a Compensation Committee. Messrs. DiNovi, Flaum, Krupka and Schoonover currently serve as the members of both of these committees. The Audit Committee met two times during 2001. In addition, Mr. Schoonover, the chairman of the Audit Committee, met with the Company's independent accountants prior to the release of the Company's quarterly earnings announcements and the filing by the Company of its quarterly reports with the Securities and Exchange Commission. The primary functions of the Audit Committee are to (i) establish and review the activities of the independent accountants, (ii) review recommendations of the independent accountants and responses of management and (iii) review and discuss the Company's financial reporting and accounting policies with the independent accountants and management.

   The Compensation Committee did not meet during 2001. In lieu of Compensation Committee meetings, the full Board of Directors performed the functions of the Compensation Committee.

Compensation of Executive Officers

   The following table summarizes compensation paid for the year ended December 31, 2001 to (i) the persons who served as the Company's Chief Executive Officer during 2001 and (ii) the Company's three other most highly compensated executive officers.

                          SUMMARY COMPENSATION TABLE

                                                          Long-Term
                                           Annual        Compensation
                                        Compensation        Awards
                                    -------------------- ------------
                                                          Securities
                                                          Underlying       All Other
Name and Principal Position    Year Salary ($) Bonus ($) Options (#)  Compensation ($) (1)
---------------------------    ---- ---------- --------- ------------ --------------------
Richard T. Aab................ 2001  176,000         --         --           10,789
 Chairman                      2000  176,000         --         --            2,480
                               1999  168,000         --         --            2,178
Tansukh V. Ganatra............ 2001  171,000         --         --            2,686
 Vice Chairman and             2000  171,000         --         --            2,686
 Chief Executive Officer       1999  162,000         --         --            2,132
 (Through December 18, 2001)
Francis J. Jules.............. 2001   17,315    100,000    550,000               --
 Chief Executive Officer
 (Beginning December 18, 2001)
Aaron D. Cowell, Jr........... 2001  250,000    300,000     75,000            5,358
 President, Chief              2000  250,000         --         --            5,358
 Operating Officer and         1999  157,500    102,400     25,000            4,254
 General Counsel
Michael K. Robinson........... 2001  250,000    100,000     75,000            5,370
 Executive Vice                2000  250,000         --         --            5,370
 President-Finance and         1999  157,500    102,400     25,000            3,891
 Chief Financial Officer

--------
(1) Amounts presented for 2001 include matching contributions to each executive officer's account under the Company's 401(k) retirement plan in the amounts of $2,204, $2,170, $5,250, and $5,250 and group term life insurance premiums of $276, $516, $108, and $120 for Messrs. Aab, Ganatra, Cowell and Robinson, respectively. In addition, Mr. Aab received $8,309 for medical and dental insurance for 2001.

   The following tables set forth information with respect to options granted or held by executive officers named on the Summary Compensation Table ("Named Executive Officers"). Grants to Messrs. Cowell and Robinson were made under the 1998 Omnibus Stock Plan (the "Stock Plan"). There were no option exercises by Named Executive Officers in 2001. Grants to Mr. Jules were made pursuant to the Company's employment agreement with Mr. Jules as described below.

                         FISCAL YEAR END OPTION VALUES

                        Number of Securities Underlying Value of Unexercised In-the-Money
                            Unexercised Options at                 Options At
                               December 31, 2001                December 31, 2001
                        ------------------------------- ---------------------------------
   Name                 Exercisable       Unexercisable Exercisable        Unexercisable
   ----                 -----------       ------------- -----------        -------------
   Francis J. Jules....   100,000            450,000     $250,000           $1,125,000
   Aaron D. Cowell, Jr.   282,500            177,500     $      0           $  150,000
   Michael K. Robinson.   162,500            137,500     $      0           $  150,000

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            Individual Grants
                     ---------------------------------------------------------------
                                  Percent of
                      Number of  Total Options
                     Securities   Granted to              Market
                     Underlying  Employees in            Price on
                       Options    Fiscal Year  Exercise   Date of                    Grant Date Present
Name                 Granted (#)      (%)      Price ($) Grant ($)  Expiration Date    Value ($) (1)
----                 ----------- ------------- --------- --------- ----------------- ------------------
Francis J. Jules....   550,000       25.0        2.91      5.60    December 18, 2011   $2,425,185(2)
Aaron D. Cowell, Jr.    75,000        3.4        3.41      3.41         June 7, 2011   $  171,585(3)
Michael K. Robinson.    75,000        3.4        3.41      3.41         June 7, 2011   $  171,585(3)

--------
(1) The grant date present values presented are estimated using the Black-Scholes option-pricing model assuming no dividend yield, volatility of 80% and an average risk-free rate of return of 6%.
(2) Black-Scholes option-pricing calculation assumes an expected life of 4.3 years for the option to purchase 100,000 shares of Class A Common Stock and an expected life of 5.3 years on the option to purchase 450,000 shares of Class A Common Stock.
(3) Black-Scholes option-pricing calculation assumes an expected life of 4.8 years.

Employment Agreement with Francis J. Jules

   US LEC entered into an employment agreement with Mr. Jules on December 18, 2001. He is employed as the Company's chief executive officer and also serves as a director. The initial term of his agreement expires on December 31, 2004 and renews automatically for successive one-year terms unless terminated by either party prior to the initial term or any renewal period. Pursuant to the agreement, Mr. Jules received a signing bonus of $100,000 and is entitled to an annual base salary of $500,000, subject to increases at the discretion of the board. He is also eligible, at the discretion of the board, to receive an annual incentive bonus of up to 50% of his base salary. In addition, the agreement provides for the grant of an option to Mr. Jules to purchase 550,000 shares of Class A Common Stock at an exercise price of $2.91 per share. The option is fully vested as to 100,000 shares on the date of his employment and the balance vests in 150,000 share increments on the first, second and third anniversary dates of his employment. If the Company is acquired through a cash purchase of Class A Common Stock prior to December 31, 2002 and Mr. Jules receives less than $1.5 million in cash for his option as part of the acquisition transaction, the agreement provides that the Company will pay him the difference between $1.5 million and the cash payment he receives for his option.

   If the Company terminates Mr. Jules' employment without cause after a change of control or within 90 days prior to a change of control, or he elects to terminate his employment after a change of control because he is removed or not retained as a director or he reasonably determines that he is unable to exercise his authority and responsibilities as US LEC's chief executive officer, the agreement provides that he is entitled to an amount equal to his annual base salary in effect on the termination date in a single payment within 30 days. In addition, Mr. Jules is entitled to receive any accrued but unpaid bonus, all of his unvested options automatically vest and the Company must continue in effect for one year all insurance on his life maintained by the Company. If in circumstances not involving a change of control, Mr. Jules elects to terminate his employment because he is removed or not retained as a director or he makes a reasonable determination that the board has significantly reduced his responsibilities and authority, or the Company terminates Mr. Jules' employment without cause, he is entitled to an amount equal to his annual base salary in effect on the termination date payable over one year, plus any accrued but unpaid bonus, and the Company is obligated to continue insurance on his life as described above.

   Mr. Jules' employment agreement also provides that he will resign from the board if his employment is terminated for any reason. Upon the termination of his employment, he has agreed not to compete with US LEC within defined geographic areas for one year. In addition, for the same period, he has agreed not to solicit business from the Company's customers, hire the Company's employees or encourage any of the Company's employees to become employed in a competing business.

Consulting Agreement with Tansukh V. Ganatra

   The Company entered into a consulting agreement with Mr. Ganatra effective as of January 1, 2002. The agreement expires on January 1, 2009 unless terminated prior to that date by either party. Pursuant to the agreement, Mr. Ganatra is entitled to receive an annual consulting fee of $50,000 for twenty days of consulting services per year. Mr. Ganatra is entitled to an hourly consulting fee if he performs additional services, at the Company's request, for more than twenty days per year. Mr. Ganatra may terminate the agreement after January 1, 2005. The Company may terminate the agreement in the event of Mr. Ganatra's death or disability. Upon termination of the agreement, Mr. Ganatra is entitled to receive accrued but unpaid fees through the date of termination. In addition, following the termination of the agreement, Mr. Ganatra has agreed not to compete with the Company within defined geographic areas for one year and not to encourage the Company's employees to terminate their employment with the Company and work for one of the Company's competitors for two years.

Executive Compensation Report

   General. The objective of the Company's executive compensation program is to attract, motivate, reward and retain qualified executives. The Company's executive compensation program consists of (i) annual compensation comprised of a base salary combined with a cash incentive bonus based upon the Company and executive's performance and (ii) long-term compensation comprised of equity-based incentive awards.

   Annual Compensation. The annual salaries of Messrs. Cowell and Robinson were not increased in 2001. The bonuses paid to these executives were approved by the Board of Directors upon the recommendation of Mr. Ganatra, who was then serving as the Chief Executive Officer. Mr. Ganatra based his recommendation upon a subjective evaluation of each executive's performance in numerous skill categories and their contribution to the Company's improved operational and financial results. In the case of Mr. Cowell, Mr. Ganatra also considered his extraordinary skill and effort in enabling the Company to settle pending disputes with BellSouth Telecommunications, Inc. and Sprint Communications Company. Mr. Ganatra also conferred with Mr. Aab regarding the bonus recommendations for Messrs. Cowell and Robinson and Mr. Aab concurred with Mr. Ganatra's recommendation to the Board of Directors.

   Long-Term Compensation. The Company adopted the Stock Plan primarily as a tool to recruit and retain directors, executive officers and other employees on a basis competitive with industry practices for emerging, growth-oriented businesses. The Board of Directors believes that stock-based incentive awards are the best way to align the interests of executive officers and other key employees with those of the Company's stockholders. Although the Stock Plan permits awards of stock options, stock appreciation rights, restricted stock and restricted stock units, the Company has to date used stock options to attract and retain executives. Stock option awards include vesting conditions that encourage an executive officer to remain with the Company over a period of years.

   The options granted to Messrs. Cowell and Robinson in 2001 were approved by the Board of Directors upon the recommendation of Mr. Ganatra. Mr. Ganatra based his recommendation upon his overall evaluation of each executive's performance and contribution to the Company's improved operating and financial results. Mr. Ganatra also conferred with Mr. Aab regarding the option grants for Messrs. Cowell and Robinson and Mr. Aab concurred with Mr. Ganatra's recommendation to the Board of Directors.

   The option granted to Mr. Jules was a negotiated provision of his employment agreement, which was approved by the Board of Directors in December 2001.

   Compensation of the Chairman and the Chief Executive Officer. For 2001, the annual salaries for Mr. Aab and Mr. Ganatra were not increased, nor did they receive bonuses or stock options based on the expressed desire of each of these executive officers to rely primarily upon appreciation in their existing holdings of US LEC stock as compensation for their services to the Company. The compensation of Mr. Jules, who became the Chief Executive Officer in December 2001, is based on his employment agreement, which was approved by the Board of Directors.

   Certain Income Tax Considerations. Under federal tax law, certain non-performance based executive compensation which is in excess of $1.0 million is not tax deductible by the Company. During 2001, no executive officer of the Company received compensation in excess of this limit, and, at this time, the Board of Directors does not expect that any executive officer of the Company will receive compensation in excess of this limit during 2002. Accordingly, no formal policy with respect to the tax deductibility of executive compensation has been adopted.

                Members of the Board of Directors During 2001:

                           Richard T. Aab, Chairman
                              Tansukh V. Ganatra
                                David M. Flaum
                             Steven L. Schoonover
                               Anthony J. DiNovi
                               Michael A. Krupka

Certain Relationships and Related Transactions

   In 1998, Metacomm, LLC ("Metacomm") was engaged in the business of developing and operating a high-speed data network in North Carolina and was a customer of the Company and BellSouth Telecommunications, Inc. ("BellSouth"). On September 14, 1998 BellSouth filed a claim before the North Carolina Utilities Commission (the "NCUC") seeking to be relieved of any obligation under its interconnection agreements with the Company to pay reciprocal compensation for traffic related to the Metacomm network. On March 31, 2000, the NCUC issued an order in this proceeding that relieved BellSouth from paying reciprocal compensation to US LEC for any minutes of use attributable to the Metacomm network (the "March 31 Order"). As a result of the March 31 Order, the Company recorded a pre-tax, nonrecurring charge of approximately $55 million in the quarter ending March 31, 2000. The charge, which was non-cash, was comprised of the write-off of approximately $153 million in receivables related to reciprocal compensation revenue offset by a previously established allowance of $39 million and a reduction of approximately $59 million in reciprocal compensation commissions payable to Metacomm.

   In accordance with existing agreements between Metacomm and the Company, approximately $21 million in commission advances to Metacomm and approximately $16 million in receivables for services provided to Metacomm were due to the Company. Metacomm, which was then indirectly controlled by Mr. Aab, assured the Company that these amounts would be paid.

   On March 31, 2001, the Company reached an agreement in principle to resolve the outstanding liability owed to the Company by Metacomm by effecting a recapitalization of the Company. Upon the closing of the recapitalization on August 6, 2001, Mr. Aab delivered to the Company for cancellation 2,000,000 shares of the Company's Class B Common Stock. In addition, Mr. Aab and Mr. Ganatra converted all remaining shares of Class B Common Stock, 12,540,270 and 3,750,000 shares, respectively, on a one for one basis into shares of Class A Common Stock. No shares of Class B Common Stock remain outstanding and none may be re-issued. In addition, the Company agreed to indemnify Mr. Aab against certain adverse tax effects, if any, relating to the Company's treatment in its balance sheet of the amount of the Metacomm obligation as a distribution to stockholder. The Company also agreed to indemnify Mr. Ganatra against certain adverse tax effects, if any, relating to the conversion of his shares of Class B Common Stock to Class A Common Stock.

Compensation Committee Interlocks and Insider Participation

   The Board of Directors performed the functions of a compensation committee during 2001. Messrs. Aab and Ganatra participated in deliberations of the Board of Directors concerning executive compensation. Mr. Aab is a director and an executive officer of the Company. Mr. Ganatra is a director and served as an executive officer until his retirement in December 2001.

Performance Graph

   The performance graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

   The following is a comparative performance graph which compares the percentage change of cumulative total stockholder return on the Class A Common Stock with (a) the total return index of The Nasdaq Stock Market (US Companies) (the "Broad Index") and (b) the total return index for The Nasdaq Telecommunications Index for the period commencing April 24, 1998 (the first day of trading of the Class A Common Stock following the Company's initial public offering) and ending February 28, 2002 assuming an investment of $100. The base price for the Company's stock is the initial public offering price of $15.00 per share.

                                    [CHART]


          Nasdaq Composite      Nasdaq - Telecommunications      US LEC Class
               (US)                                             A Common Stock

4/98          100.00                   100.00                     100.00
6/98          103.15                   110.18                     139.17
9/98           93.07                    97.27                      85.83
12/98         120.94                   135.44                      98.75
3/99          135.63                   170.34                     114.17
6/99          148.34                   180.69                     150.00
9/99          152.03                   164.92                     164.17
12/99         224.71                   241.62                     215.00
3/00          252.27                   256.51                     265.00
6/00          219.35                   202.48                     113.33
9/00          201.84                   161.64                      57.09
12/00         135.16                   102.92                      32.09
3/01          100.89                    90.66                      47.09
6/01          118.91                    85.86                      18.00
9/01           82.50                    62.52                      20.00
12/01         107.25                    68.89                      36.07
2/02           95.41                    49.80                      31.13

                            AUDIT COMMITTEE REPORT

   Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter adopted by the Board of Directors.

   In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

   The Company's independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent accountants the accounting firm's independence. The Audit Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants' independence.

   Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission.

                        Steven L. Schoonover, Chairman
                                David M. Flaum
                               Anthony J. DiNovi
                               Michael A. Krupka

Audit Fees

   Audit fees billed or expected to be billed to the Company by Deloitte & Touche, LLP for the audit of the Company's financial statements for the fiscal year ended December 31, 2001 and for reviews of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for the last fiscal year totaled approximately $250,000.

Financial Information Systems Design and Implementation Fees

   There were no services provided by Deloitte & Touche, LLP for the design and implementation of financial information systems during the last fiscal year.

All Other Fees

   Fees billed or expected to be billed to the Company by Deloitte & Touche, LLP for all other non-audit services, including tax-related services, provided during the last fiscal year totaled approximately $275,000. The audit committee considers the provision of such non-audit services to be compatible with maintaining the independence of Deloitte & Touche, L.L.P.

                            INDEPENDENT ACCOUNTANTS

   Deloitte & Touche LLP served as the Company's independent accountants for the year ended December 31, 2001. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions. The Board of Directors has not selected the Company's independent accountants for the year ending December 31, 2002 because management has not yet submitted its recommendations to the Audit Committee.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of the Class A Common Stock to file initial reports of ownership and reports of changes in their ownership of the Class A Common Stock with the U.S. Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Although Forms 13-D were filed, Bain Capital Investors, LLC, Thomas H. Lee Equity Fund IV, L.P. and THL Equity Advisors, LLC were each delayed in filing their initial Form 3 stating their beneficial ownership of equity securities of the Company. To the Company's knowledge, based solely upon a review of the reports furnished to it, all other
Section 16(a) filing requirements were complied with on a timely basis in 2001.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                            AT NEXT ANNUAL MEETING

   A stockholder intending to present a proposal at the 2003 Annual Meeting of Stockholders, whether or not stockholders wish to have their proposal included in the proxy materials related to the 2003 Annual Meeting, must deliver the proposal in writing to the attention of the Company's Secretary at its corporate offices, Morrocroft III, 6801 Morrison Boulevard, Charlotte, NC 28211 no later than December 5, 2002. It is suggested that proposals be submitted by certified mail-return receipt requested.

                         TRANSACTION OF OTHER BUSINESS

   As of the date of this proxy statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ AARON D. COWELL, JR.
                                          Aaron D. Cowell, Jr.
                                          President, Chief Operating Officer
                                            and General Counsel

April 10, 2002

                                  US LEC CORP.

                          PROXY SOLICITED ON BEHALF OF
                     THE BOARD OF DIRECTORS OF US LEC CORP.

     The undersigned hereby appoints Richard T. Aab and Frank J. Jules, and each of them, proxies, with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of US LEC Corp. (the "Company"), to be held at 10:00 a.m. on Tuesday, May 7, 2002, at US LEC's Corporate Headquarters, Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina, and at any adjournments thereof, to vote the number of shares which the undersigned would be entitled to vote if present in person in such manner as such proxies may determine, and to vote on the following proposals as specified below by the undersigned.

(1)  Election of Directors:

[ ]  WITHHOLD AUTHORITY to vote for all                [ ]  VOTE FOR all nominees listed below.
     (except as marked to the contrary below).

     Richard T. Aab           David M. Flaum            Tansukh V. Ganatra

     Frank J. Jules           Steven L. Schoonover

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

              ----------------------------------------------------

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IN THE ABSENCE OF SPECIFIED DIRECTIONS, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY. The proxies are also authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

                                        If signing as attorney, administrator,
                                    executor, guardian, trustee or as a
                                    custodian for a minor, please add your title as such. If a corporation, please sign in full corporate name and indicate the signer's office. If a partner, please sign in the partnership's name.

                                    X
                                    ------------------------------------------

                                    X
                                    ------------------------------------------

                                    Dated:                              , 2002
                                           -----------------------------